Exhibit 99.1

March 9, 2023

To the stakeholders of Steel Partners Holdings LP:

Steel Partners had an outstanding year in 2022, delivering record revenue as we turned the corner on the COVID pandemic. Our philosophies and strategies of hard work and persistence served us well.

After the many difficulties of the previous three years, we are reminded of how much we have to be grateful. Our employees worked to ensure customers received quality, on-time goods and services while adhering to health and safety protocols. Our board of directors provided leadership and guidance based on their vast and varied experiences to help us navigate an unprecedented global pandemic. Our unitholders stuck with us through the lows of 2020, and we continue to deliver value, which is reflected in the price of $42.80 per unit at year end.

FINANCIALS

We report our financials on a GAAP basis, as required by the SEC, which could vary significantly from real cash. For the year ended December 31, 2022, Steel Partners’ revenue increased to $1.7 billion, compared to $1.5 billion in 2021. Income before income taxes and equity method investments was $275.5 million, compared with $200.9 million in 2021. Net income attributable to the Company’s common unitholders for the year was $206 million, or $8.12 per diluted common unit, compared with $1321.4 million, or $4.97 per diluted common unit in 2021. The results reflect higher sales volumes across all segments, despite the divestiture of SL Power Electronics in April 2022.

Steel Partners generated $228.4 million of adjusted EBITDA in 2022, compared to $259.8 million in 2021.

As of December 31, 2022, total debt was $180.3 million, a decrease of $90.7 million, compared to December 31, 2021. As of December 31, 2021, net debt, which also includes our pension and preferred unit liabilities, less cash, and investments, totaled $47.6 million, a decrease of $177.5 million, compared to December 31, 2022. We acquired 1,093,747 common units in 2022 for a total of $45 million, and capital expenditures totaled $47.5 million.

The Company had $410.7 million in available liquidity under its senior credit agreement, as well as $60.2 million in cash and cash equivalents, excluding WebBank cash, and $309.7 million in marketable securities and long-term investments.

Total leverage (as defined in the Company’s senior credit agreement) was 1.4x as of December 31, 2022 versus 1.6x as of December 31, 2021.

The book value per unit was $37.04 on December 31, 2022, compared to $31.56 as of December 31, 2021.

INVESTMENT UPDATES

AEROJET ROCKETDYNE (FORMERLY GENCORP)

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), www.rocket.com.

Our initial investment in Aerojet Rocketdyne was on August 4, 2000. Today, we own 4.5% of the company. We do not subscribe to the notion of being activists for the sake of being activists. For the first four years of our investment, we attempted to create value with the management team. Ultimately, before our active involvement, the company made several ill-advised acquisitions and took on excessive and unnecessary debt. In 2005, we reached an agreement with the board to place a non-voting observer on the board and add an independent director to the board. However, after three years of the board failing to make meaningful operational and management changes, we nominated a full slate of candidates to the board in 2008. After an agreement with the Board, Jim Henderson, Marty Turchin, and I joined the Board of Directors. Jim Henderson became Chairman of the Board later in 2008, and we began the transformation in 2009, which included four different CEOs and four different CFOs over 12 years.

We were able to install Scott Seymour as CEO and President in 2010. Scott was instrumental in creating the competitive improvement program and completing the IT transformation to eliminate 120 computer systems. In 2013, with Scott’s leadership, we executed on the acquisition of Rocketdyne from UTC’s Pratt & Whitney and refinanced the company’s debt.

In 2014, we completed a $64.5 million repurchase program, and we again refinanced the company’s debt. In 2015, we sold excess real estate for $57 million. Also, in 2015, Scott Seymour retired, and we hired Eileen Drake as CEO and President and promoted Mark Tucker to Chief Operating Officer, where he was responsible for the Competitive Improvement Program we had put in place, including footprint optimization, product affordability, and reducing administrative and overhead costs.

I was appointed Executive Chairman in 2016 to oversee the CEO role. In 2017, the company acquired Coleman Aerospace for $15 million, and we expanded the competitive improvement program with an expected annual savings of $230 million when fully implemented.

Ultimately, Tucker executed the competitive improvement programs flawlessly and delivered a footprint reduction of over 1.25 million square feet of manufacturing and office space, closed four operating facilities, established a Defense and Space business from the reduction of six separate businesses, opened new headquarters for Space in Canoga Park, California and Defense in Huntsville, Alabama, and allowed the company to win large contracts with increased efficiencies and focus on operations.

To ensure continued value creation at Aerojet Rocketdyne as a standalone public company, we nominated a slate of eight director candidates – including four sitting Aerojet Rocketdyne Board members – for election at its 2022 Annual Meeting of Shareholders. After a very public proxy and legal battle, we did achieve our goal of creating long-term value for all shareholders. After the new board was put in place, they adopted many of the measures we had advocated for during the contest and immediately began soliciting acquisition offers.

We are happy to report that in December 2022, it was announced that L3Harris Technologies would acquire Aerojet for $58 per share in an all-cash transaction valued at $4.7 billion. Clearly, this is a win for all Aerojet shareholders and an especially successful investment for Steel Partners.

When we made our first investment on August 4, 2000, the shares of Aerojet Rocketdyne (then Gencorp) were trading under $7 per share. When Steel Partners joined the Aerojet Rocketdyne board of directors in March 2008, the stock was trading at $10.50 per share. I am very proud of our work to help turn the company around and create $4.5 billion in value for shareholders.

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STEEL CONNECT

Steel Connect, Inc. (NASDAQ: STCN), www.steelconnectinc.com, provides services through its wholly-owned subsidiary, ModusLink Corporation. Our initial investment in Steel Connect was made on June 13, 2012. For fiscal year 2022, Steel Connect’s consolidated revenue was $203.3 million. We currently own 49.9% of the company, including our investment in convertible preferred units and convertible debt. I continue to be the Interim CEO.

On November 15, 2022, Steel Partners terminated the merger agreement with Steel Connect after the merger was not approved by a majority of the minority, which is outstanding shares of common stock not owned, directly or indirectly, by Steel Partners.

ModusLink, www.moduslink.com, is a wholly-owned subsidiary of Steel Connect and provides supply chain and eCommerce solutions to help customers across a diverse range of industries, including semiconductors, consumer electronics, telecommunications, computing & storage, software & content, consumer packaged goods, therapeutic devices, retail & luxury, and connected devices.

Fawaz Khalil is President & CEO since June 2020. After three years of his leadership, ModusLink achieved continuous YOY revenue and profit growth. This has been achieved through growing existing large accounts and acquiring new logos across the globe. During calendar year 2022, ModusLink achieved record volumes with some of its top customers while simultaneously improving the profitability of each of its twenty plus locations. Additionally, ModusLink has grown its e-business with the recent landing of a major semiconductor manufacturer from a competitor.

ModusLink continues to invest in its people with new top level and mid-grade leaders throughout the company in every region. While facing uncertain economic conditions due to post-COVID pressures and geo-political incidents, ModusLink is taking proactive measures to keep both top line and bottom line growth achievable.

PENSION

We closely manage our pension plan through our Pension Investment Committee, and we continue to thank David Clay, who is a member of our Pension Investment Committee, for his diligence in keeping our pension investments on track. In 2022, the pension asset value decreased by $114.2 million. Over the prior three years, our pension returns have been -21.4% in 2022, 14.2% in 2021, and 18.6% in 2020.

As of December 31, 2021, the Company’s net pension liability is $84.9 million, up from $82.4 million in 2021. In 2022, the Company contributed $12.4 million in cash.

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ACQUISITIONS & DIVESTITURES

Steel Partners divested SL Power Electronics to Advanced Energy Industries on April 25, 2022 for approximately $144.5 million. Our initial investment in SL Power was in 1991, when it was part of SL Industries, and we fully acquired SL Power as part of the 2017 acquisition of Handy & Harman. We appreciate the hard work and dedication of the SL Power employees and management team over the past 30 years.

In August 2022, WebBank, through its wholly owned subsidiary, National Partners, completed the acquisition of Security Premium Finance (SPF) for a purchase price of $47.3 million. SPF provides insurance premium financing services for commercial and consumer clients to purchase property and casualty insurance products in Florida. This acquisition provides National Partners with diversification, geographic market opportunities, and a competitive advantage in the industry.

UNIT REPURCHASES

In 2022, we conducted a modified “Dutch Auction” tender offer to purchase for cash up to $100 million in value of common units, no par value, at a price per unit of not less than $40.00 nor greater than $42.00 per until. Approximately 361,781 common units were tendered at the final purchase price of $42.00 per unit for a total cost of approximately $15.2, excluding fees and expenses related to the offer.

We have been using our liquidity to pay down debt and repurchase our units. In 2022, the Company purchased 1,093,747 common units for an aggregate purchase price of $45 million. Since 2016, we have purchased 7.3 million units for $144.4 million at an average price of $19.65/unit under the current repurchase program. As of December 31, 2022, there remained 424,248 units that may yet be purchased under the Repurchase Program.

THE STEEL WAY

The Steel Way is our culture. It encompasses our Core Values of Teamwork, Respect, Integrity, and Commitment, our Kids First purpose, and our dedication to providing quality products for our customers and value for our unitholders.

Core Values: At Steel Partners, we define ourselves by our Core Values of Teamwork, Respect, Integrity, and Commitment. Our Core Values and principles apply on and off the field, bringing us together with our co-workers, families, and communities.

September 22, 2022 would have been Tommy Lasorda’s 95th birthday. I was fortunate to meet Tommy Lasorda and have the greatest baseball manager and Hall of Famer as my mentor and friend. In those early years, I could see the effects that both good and bad coaches had on the kids’ morale and performance.

Tommy helped us create Steel Sports inside Dodger Stadium with the mission to help kids build character and teach life lessons through sports. Our Steel Sports coaching system, The Lasorda Way, formalizes Tommy’s philosophies and teachings. Steel Sports immerses our kids and coaches in Tommy’s principles by training our coaches and leaders and developing relationships with the kids based on our core values.

For the second year in a row, we ran a contest where employees would nominate a co-worker for demonstrating one of our Core Values. We had approximately 4,500 nominations. We randomly selected a winning nomination for each Core Value and rewarded both the nominee and nominator with $5,000 each as a thank you.

Tommy left a rich legacy for us at Steel Partners. In honor of his contributions, we provided an additional day of PTO for each business unit to designate as “Tommy Lasorda Day.”

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Kids First Purpose: When we formalized our shared purpose to forge a path of success for the next generation by putting kids first, instilling values, building character, and teaching life lessons through sports, we committed to providing opportunities for all employees to participate in their local communities by offering flex-time for coaches, sponsoring teams that employees coached, and providing training. This year, to further our impact, we expanded our sponsorship to include teams where the employees’ children or grandchildren participate when the team’s coach becomes certified in the Steel Sports Coaching System.

Our ultimate goal is to have a kid participate on a Steel Sports team and learn our core values and culture. Then we would like to have them join us as interns and employees and eventually as the future leaders within our businesses.

Bobby Valentine Town Halls: During 2022, we held 17 town halls at our business units where Bobby Valentine integrated our core values of teamwork, respect, integrity, and commitment into captivating stories from his life going back to when he was a rookie playing for Tommy Lasorda in his first year as a manager. Our goal for the town halls was to advocate for and promote our Kids First purpose and encourage employees to participate in training and volunteer to coach in their communities. As a result of the town halls, we experienced a 300% increase in applications for sponsorships.

Kids First Cup: We created the Kids First Cup in 2021 to recognize the business unit that best embodied our Kids First purpose. I want to congratulate the entire team at OMG for winning the 2022 Kids First Cup. This is a back-to-back win for OMG, highlighting their continued dedication to our shared purpose of positively impacting their local community and putting “kids first.”

This year OMG hosted a soccer camp for 40 kids of OMG employees and children from the local community. The camp’s curriculum focused on our Core Values of Teamwork, Respect, Integrity, and Commitment, with many campers receiving certificates when they exhibited these core values. The week also included a competitive and spirited staff soccer game.

Through sponsorships, coaching relationships, and camp, OMG positively impacted 757 kids and provided $10,000 to local youth sports organizations.

Overall, employees across Steel Partners positively impacted over 3,000 children in a dozen sports and competitive programs that include robotics, mountain biking, cheerleading, soccer, baseball, special needs programs, and more.

We look forward to expanding our positive impact in 2023, and I hope everyone will participate.

Steel Business System: At the end of 2022, we re-committed ourselves to our Steel Business System. Over the past few years, our management team was not driving our lean manufacturing programs as we had previously, and the results showed. Throughout the pandemic, our focus has been on the health and safety of our employees, preserving the business, and maintaining inventory levels to sustain the various supply chain issues.

Our lean initiatives are focused on improving inventory turns, on-time delivery, and revenue per employee. We are excited to be able to gather for in-person kaizen events and training to tackle these areas and drive value for all stakeholders.

We are conducting training for all employees on Lean Manufacturing to ensure everyone has the same understanding of the concepts and expectations. Our teams are conducting weekly kaizen events in all our operations from the manufacturing floor to the back office. These kaizen events provide opportunities for our employees to further develop their relationships and create value for our customers.

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SteelGrow: We began the SteelGrow initiative to formalize employee development throughout Steel Partners, which is to recruit, retain, and reward our employees. Our goal is to identify our high-performing employees and retain and reward this best talent while using our experience to recruit more high-performing employees.

This year we continued to have turnover at all levels and across all our business units. The way people work has changed with the COVID pandemic, and we are actively working to reduce turnover and provide opportunities for new and existing employees, including an employee recruitment bonus.

We are implementing a new human capital management system to provide visibility into our employee base, which will increase our internal promotion rate and allow employees to move both vertically and horizontally across business units.

We remain focused on our leadership team. We welcomed our first Chief Human Resource Officer, Stephanie McKinney. Stephanie is taking the HR reins from Pete Marciniak as he retires after 34 years of service. We cannot thank him enough for his dedication to Steel Partners and our employees, and we wish him all the best in his retirement.

The business unit presidents now report directly to me, with the exception of WebBank, where Jason Lloyd reports to Jack Howard. Mark Tucker and John Ashe are assisting me with the continued competitive improvement initiatives and strategy creation across our business units.

In addition, we also welcomed four new presidents to our business units – Ronn Cort at Dunmore, Mike Adell at Kasco, Ahsan Javed at MTE, and Bill Irby at MTI.

In 2022, as part of our performance process, we are evaluating all employees on their embodiment of our Core Values of teamwork, respect, integrity, and commitment. We are working to retain and reward employees who both live our values and deliver results.

We continued to focus our intern program on the family members of our employees. We had approximately 80 students across our businesses in 2022. We continued to offer both a mix of in-person and remote interns. We hosted an Intern Capstone event where 60 of our interns gathered to hear Bobby Valentine deliver our town hall focused on our core values and discuss how they apply to our employees’ day-to-day lives and create meaningful impacts beyond the workplace. Our interns were also able to tour both MTI in Kenosha, Wisconsin and Lucas-Milhaupt in Cudahy, Wisconsin, and have professional headshots taken, as well as take in a Brewers game at American Family Field.

Diversity, Equity, & Inclusion: Our DEI efforts are being driven locally within our business units with active support, training, and structure, such as DEI Train the Trainer sessions and our DEI Playbook. We recently completed our second annual survey, which focused on Leadership Commitment, Employee Engagement, Policies & Procedures, and our Brand. We have found a positive correlation between how our employees score our DEI survey results and employees who would recommend us as a place to work to their families and friends. We still have work to do, and we are thankful to our teams that are creating a space for reflection, action, and engagement to advance equality so that we can provide better support and continue to make Steel Partners a place where everyone feels included.

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BUSINESS UNIT UPDATES

We manage Steel Partners through three business segments for reporting purposes: Diversified Industrial, Energy & Sports, and Financial Services. Steel Partners has approximately 4,100 employees in 56 locations in five countries.

Steel Sports, www.steelsports.com, is a social impact organization built on its Kids First philosophy and dedicated to teaching life lessons and building character through youth sports. We created Steel Sports in 2011 to have a positive social impact by creating better athletes and better people and keeping kids engaged in sports programs as participation rates were declining. Early on, we developed our Steel Sports Coaching System – The Lasorda Way, to formalize Tommy’s teachings, and it remains our guiding light today. When we talk about what we learn from sports or why we want children to participate in sports, we often hear about the values we want to instill. These same values make successful leaders. The goal of having a child participate on a team is to help develop empathy, kindness, inclusion, perseverance, and resilience. By building future leaders with grit and a growth mindset, we create a brighter future for us all. We aim to be the gold standard in youth sports and teach our Core Values of Teamwork, Respect, Integrity, and Commitment.

Martin Brown has been President since June 2020. He has 22 years of experience in the industry. Martin and his leadership team are focused on growing Teams in current and new regions, introducing Xplore multisport programming to encourage sport sampling instead of specialization, rolling out leadership and character-driven programs to impact athletes off the field, and expanding the Steel Sports Coaching System.

In 2022, Steel Sports positively impacted nearly 100,000 kids and were able to tell this story to nearly 80,000 followers on social media, with a reach of over 1.25 million users. Steel Sports opened new soccer regions in Conejo Valley (CA) and Northern Virginia, a new baseball region in Massachusetts, and a new softball region in Colorado.

We’re using sports as a vehicle to drive character-building and leadership skills, and while 80% of parents believe sports helped their child learn about discipline, dedication, and how to get along with others, over 96% of our athletes reported an understanding of teamwork and commitment and 86% reported an understanding of self-control.

Our athletes, coaches, and families were stewards in their communities, giving selflessly of their time and donating items to those in need. Steel Sports’ impact totaled 19,000 community service hours and 200,000 items donated, such as meals, sports equipment, school supplies, toys, and more.

For the second year, Steel Partners employees were engaged in the Steel Sports Coaching System, teachings that apply to business and life as well as sports. Over 850 employees completed our Foundations of Positive Coaching 1 course, and 62 of those employees coached in their community in 2022, directly impacting over 3,000 kids.

WebBank, www.webbank.com (“the Bank”), is a Utah chartered Industrial Bank headquartered in Salt Lake City, Utah. From its humble beginnings when Steel Partners purchased the company in 1997 and capitalized it with $4.5 million of initial shareholders equity, we have grown into a bank with a diversified customer and product base, growth mind set, and profitable business model. The Bank has originated and funded over $165 billion in consumer and commercial credit products since inception, helping millions of people and small businesses receive affordable credit products. As “The Bank Behind the Brand®,” WebBank is a national issuer of consumer and small business credit products through Strategic Partner (Brand) platforms, which include retailers, manufacturers, finance companies, software as a service (“SaaS”), and financial technology (FinTech) companies. The Bank is a leading player in the digital lending space, driving innovation in financial products through embedded finance with Strategic Partner platforms.

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WebBank engages in a full range of banking activities, including consumer and commercial loan products, revolving lines of credit, credit cards, private-label card issuance, auto-refinancing, deposits, and more. The Bank provides capital in the form of asset-backed lending and other credit facilities to Strategic Partner platforms, credit funds, and other lenders with a targeted focus on specialty finance assets. The Bank is also a leading provider of commercial insurance premium finance products through its wholly-owned subsidiary, National Partners.

WebBank was proud to be named one of Glassdoor’s Best Places to Work in 2023, an Employee’s Choice Award in the US small and medium company category. Unlike other workplace awards, this award is based on the input of employees who provide a company review about their job, work environment, and employer on Glassdoor.

The Bank implemented several new Strategic Partner platforms and hired 82 new employees last year, having set the foundation for continued long term growth in partners, products, and asset growth. WebBank experienced another strong year in earnings, with $228 million in total revenue and $66.5 million in pretax income. Total equity increased 15.6% in 2022 to $293.6 million from $253.9 million in 2021. The Bank’s returns remained very strong in 2022, with pre-tax return on equity at 24.5% and pre-tax return on assets at 4.0%. The Bank’s Tier 1 leverage ratio decreased during 2022 to 14.7% due to the continued focus to leverage its balance sheet with lower risk assets. As of December 31, 2022, the Bank had $1.96 billion in total assets.

Steel Energy, www.steelenergyservices.com, is a portfolio of energy companies providing well servicing rigs for workover & completion, well logging & pump-down perforating, and well testing & flow-back operations in the Bakken and Permian basins.

Stewart Peterson has been the President of Steel Energy since 2016 and has been with the business since it acquired Black Hawk Energy Services in 2013. He has over 45 years of experience in the oil & gas industry. Stewart and his leadership team have built a solid culture of safety and quality that starts with its people. The people of Steel Energy are the focus, and they will continue to be our key differentiator from the competition.

Steel Energy delivered another year of strong performance in 2022. Steel Energy’s strong performance is the direct result of the hard work of our team members and our continued focus on superior customer service and disciplined execution. Steel Energy’s rig production increased significantly in Q1 of 2022, and those production levels continued throughout the year. Steel Energy’s resiliency has proven to be a strong differentiator amongst the competition. Our leadership team has been instrumental in delivering on our objectives and driving an increase in market share.

DIVERSIFIED INDUSTRIALS

Dunmore, www.dunmore.com, is a developer and manufacturer of performance coated, laminated, metalized film, and other thinly engineered materials. Dunmore generates revenue in a broad range of markets, including aerospace, insulation, product identification, labels/graphics, imaging materials, solar, building materials, and specialty packaging.

Ronn Cort joined Dunmore as President in September 2022. Previously, he was President of US-based SEKISUI KYDEX, the engineered polymers division of SEKISUI Chemical.

Dunmore reorganized to focus on the strategic growth markets of aerospace, sustainable/specialty packaging solutions, solar applications, and building materials for energy efficiency. The company continued its commitment to operational and efficiency improvements.

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In 2022 Dunmore’s aerospace segment improved in revenue and gross margin from the growth of commercial aviation interiors, as well as increased demand for metalized films and specialty tapes used in space exploration and satellite applications.

While the non-aerospace business faced challenges during the middle of 2022 due to supply chain constraints and competitive pressures, the core business of performance coated laminated films finished the year on a positive trend, with Dunmore achieving solid sales and earnings results in 2022.

HandyTube, www.handytube.com, is a premium manufacturer of seamless tubing used in aerospace & defense, medical, oil & gas, and industrial markets for the flow of gas, steam, and liquid in harsh environments.

Lisa Presutti joined as President of HandyTube in 2020. She was previously with IDEX Corporation, where she was General Manager at their Aegis Flow Technologies business.

HandyTube experienced record growth while the demand for tubing sky-rocketed in 2022, and they positioned the business to focus on high-growth markets in Space Exploration, Life Sciences, and Alternative Energies. Labor shortages and rising material and energy costs posed significant challenges that were offset through pricing actions and continuous improvements. HandyTube exits the year with continued booking strength and a healthy backlog as the markets served remain strong.

Indiana Tube, www.indianatube.com, began operations as a refrigerant tubing supplier 50 years ago and is now a diversified solution provider and manufacturer of low carbon mechanical grade welded steel tubing used in essential industries worldwide. ITC products are used in a variety of fluid or gas carrying and premium structural applications for Automotive, Large Truck, Heavy Equipment, Oil & Gas, Agriculture, Heating & Air, Refrigeration, and Specialty Fabricator Industries.

Ron Hawkins is the President of Indiana Tube and has been with the business in leadership roles since 2006. He has continued to lead change, improve operating performance, and transition the business for growth into key market segments.

ITC started the year with strong order intake following optimistic sales momentum gained at the end of 2021. Then OEM supply chain delays for semiconductors and wiring harness components began impacting ITC’s Transportation customers, netting a 23% volume loss vs. AOP in 2022. The volume loss created additional pressure to move high priced steel purchased in Q4 2021 and Q1 2022 while steel market pricing declined 225%, and throughout the year, ITC strategically combatted customer pricing pressure to protect profit margin. Despite the negative market conditions encountered over 2022, ITC drove 11% revenue growth, adding ten new customers, expanded organic growth within their current customer base, developed a new patent pending HVAC product to replace copper tubing, and drove SBS Improvement actions to deliver the second largest EBITDA earnings in the history of the company.

JPS Composite Materials, www.jpscm.com, is a leading manufacturer of high-strength composite reinforcement fabrics used in aerospace and diverse industrial segments supporting civilian, military, and space applications.

In 2022, JPS outperformed expectations and delivered significant top and bottom-line growth. JPS aggressively managed price increases and took the industry lead throughout the year responding to inflationary pressures. A targeted focus was placed on improving company culture, embracing DE&I principles, and instilling Steel Partners’ core values into daily operations. Additionally, the leadership team is empowered and driving accountability throughout the organization.

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JPS is investing in people and updating facilities with new equipment to expand capabilities as well as product offerings to grow. JPS has strategically positioned itself to capture additional market share while utilizing lean Steel Business System principles to improve operational performance. The focus in 2023 will continue to be on customers, culture, and associates.

Kasco, www.kasco.com, is the industry leader in cutting blades and service to the meat and wood processing, retail, and institutional food industries. Our cutting-edge products include band saw blades, meat grinder plates & knives, and cutlery. We also offer butcher supplies, seasoning, replacement parts, and repair services to grocers, food service management, and meat, seafood, deli, and bakery departments.

Mike Adell is the President of Kasco. Previously, Mike was Vice President of Consumer Products at Knowles Corporation. He has an extensive background in setting strategic direction and driving profitable growth.

Kasco achieved record revenue in 2022, capitalizing on strong demand in core markets. Kasco encountered headwinds with increased material and inflationary costs, partially offset by price increases. They also faced capacity and supply constraints, both of which are rectified heading into 2023.

Kasco is focused on improving profitability through strategic LEAN initiatives, optimizing processes, and implementing cost controls. In addition, they continue to see positive growth opportunities in key markets, and they are investing in new manufacturing facilities to expand capacity to support further revenue growth.

Lucas Milhaupt, www.lucasmilhaupt.com, is a global leader in brazing. Since 1942, Lucas Milhaupt has developed innovative metal joining solutions to improve process efficiencies, quality, and safety for industrial original equipment manufacturers. We serve the aerospace, automotive, power generation, electronics, medical device & component manufacturing, and the HVAC & refrigeration markets.

John Ashe returned to Lucas Milhaupt as CEO in 2022, providing continuity to the Lucas growth strategies while also bringing a renewed focus on operational efficiency and employee development.

Over the last several years, Lucas has executed well with targeted initiatives, making meaningful changes to the business in response to changing market conditions that we believe will drive long-term benefits in terms of both growth and value. Engineering talent was added in multiple disciplines, the new product pipeline was revitalized, and a Joining Center of Excellence was created in our Milwaukee facility. These investments have already started to pay off, as Lucas launched several new products during the year that have already gained adoption in the oil and automotive industries. The continued focus on solving high-value customer problems and delivering world-class quality and industry-leading lead times should fuel future growth in sales, profitability, and cash flow.

MTE, www.mtecorp.com, is a leader in the design and manufacture of power quality electromagnetic products for a broad range of industries, including oil & gas, medical imaging, manufacturing, and semiconductor testing. MTE’s products enable more resilient operations, maximize equipment uptime, and bring electrical harmonics into compliance with utility requirements. MTE is headquartered in Milwaukee, WI, with two manufacturing plants in Mexico – Mexicali and Tecate.

Ahsan Javed was named President of MTE in March 2022 after serving as VP of Marketing for the company. Previously, Ahsan held leadership roles across various companies in aerospace & defense, acoustics, and semiconductors.

MTE outperformed in 2022 through strategic execution, leadership, and market growth. The company successfully transferred its largest manufacturing plant into a new facility in Mexicali, on budget and with no customer disruptions. Strategic stocking and a robust product roadmap enabled share growth and customer expansion. A new leadership team is ushering in a growth-oriented culture, resulting in record revenue and profits for the company.

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MTI, www.mtimotion.com, designs and manufactures an innovative portfolio of custom, precision motion-control products and solutions, including high-performance motors, drives, and controllers, as well as windings, gears, and ball screws for the aerospace, defense, and industrial industries globally. MTI is developing its strategy and tactical plans to realize its vision “to be the #1 preferred supplier for engineered precision motion control solutions for the most challenging environments.”

The team is now under a new leader, Bill Irby, since November 2022. Bill joins us from Martin UAV, and he has over 25 years of experience in Air Force, Army, Navy, and National Airborne & Ground C4/ISR Systems. Bill and the team are taking action to implement changes in process, expectations, communications, and infrastructure to ensure performance at or above objectives for 2023 and beyond.

MTI is committed to serving its customers. On-time deliveries are improving, and new metrics are being put in place to measure progress and deliver stronger performance. Specific challenges this year include overcoming manufacturing and supply chain issues on a defense ball screw program, recovering performance, and establishing new contract terms and frameworks for the two major industrial business programs. The management team is focused on delivering the highest performance, world-class quality motors to the defense, aerospace, and industrial markets.

OMG, www.omginc.com, is a leading US manufacturer and global supplier of specialty fasteners, adhesives, tools, and related products for the commercial and residential construction markets. These products are sold through several channels: private label, distribution,  home centers, and lumberyards.

OMG celebrated its 40th anniversary in 2021 and had solid sales and earnings years in both 2021 and 2022 while dealing with numerous supply chain issues. They have built their culture on safety, respect, continuous improvement, collaboration, and communication.

Hubert McGovern has been President of OMG since 2003. Under his leadership, OMG has built the culture described above that has made OMG successful.

In 2022 OMG had very high demand in its Roofing Products business. While struggling to get raw materials and many other supplies, OMG managed to have a record year of deliveries to its Roofing customers. The FastenMaster division also had a strong year but not as strong as the covid driven demand of 2021.

OMG had some great accomplishments in 2022, and the credit goes to its resilient workforce at all levels of the company.

CLOSING REMARKS

With sadness, I want to remember our Board member, General Richard “Butch” Neal, USMC (ret.). General Neal was selfless with his time and dedication to his role at Steel Partners. He was an inspiring leader and dedicated patriot, and I was honored to call him my friend. We will continue to follow his example, as he truly embodied our core values of teamwork, respect, integrity, and commitment. We are grateful for his service to our country, and we extend our condolences to his family.

We are working to instill the Steel Business System into everything we do to help reduce working capital, increase our inventory turns, and improve our per-employee metrics. As we like to say, it may be simple, but it certainly isn’t easy. It is through our commitment to continuous improvement that we develop our competitive advantages and deliver profitable results.

We remain steadfast in our strategy of creating long-term value for our stakeholders. We will continue repurchasing our units so long as they are trading at a significant discount. We will continue looking for cost reductions, especially related to administration and overhead. We will also do our best to recruit, retain, and reward our employees and upgrade our facilities to attract the talent and customers we need for the future.

We believe in our people and our processes, and we strive to deliver value to our stakeholders each and every day.

Thank you for your continued support and commitment.

Respectfully,

Warren G. Lichtenstein

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Forward-Looking Statements

This annual letter and the press release contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP’s current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions. These forward-looking statements are only predictions based upon the Company’s current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2023 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: disruptions to the Company’s business as a result of economic downturns; the significant volatility of crude oil and commodity prices; the effects of rising interest rates; the Company’s subsidiaries’ sponsor defined pension plans, which could subject the Company to future cash flow requirements; the ability to comply with legal and regulatory requirements, including environmental, health and safety laws and regulations, banking regulations and other extensive requirements to which the Company and its businesses are subject; risks associated with the Company’s wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation (“FDIC”) status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company’s senior credit facility through future cash flows or financings; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company’s business strategy to make acquisitions; the impact of losses in the Company’s investment portfolio; the Company’s ability to protect its intellectual property rights and obtain or retain licenses to use others’ intellectual property on which the Company relies; the Company’s exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company’s profitability; a significant disruption in, or breach in security of, the Company’s technology systems or protection of personal data; the loss of any significant customer contracts; the Company’s ability to maintain effective internal control over financial reporting; adverse impacts of the ongoing COVID-19 pandemic on business, results of operations, financial condition, and cash flows; the rights of unitholders with respect to voting and maintaining actions against the Company or its affiliates; potential conflicts of interest arising from certain interlocking relationships among us and affiliates of the Company’s Executive Chairman; the Company’s dependence on the Manager and impact of the management fee on the Company’s total partners’ capital; the impact to the development of an active market for the Company’s units due to transfer restrictions and other factors; the Company’s tax treatment and its subsidiaries’ ability to fully utilize their tax benefits; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, for information regarding risk factors that could affect the Company’s results. Any forward-looking statement made in this annual letter or the press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The financial data contained in this letter includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission, including “Adjusted EBITDA” and “Net Debt.” For reconciliations to the nearest GAAP measure, see our press release issued on March 8, 2023.

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